Exhibit 10.59

Terms of Performance Retention Award

Five Year Cliff Vest

Granted on February 14, 2008

The Assured Guaranty Ltd. (the “Company”) Performance Retention Award amounts described in the enclosed letter (the “Award Letter”) dated February 14, 2008 (the “Grant Date”) will be payable in accordance with the following Terms of Performance Retention Award (the “Award Terms”).  The Performance Retention Award (sometimes referred to as the “Award” or “Award Payment”) will be a cash distribution payable with respect to the Performance Period, with the amount determined under paragraph 2 below, subject to the vesting restrictions under paragraph 3 below.  Payment of the Award will be due on the Payment Date determined under paragraph 4 below.  Paragraph 6 provides certain definitions that apply to these Award Terms.

1.  Performance Period.  The Performance Period is set forth in the following schedule:

First Day of Performance Period:	Last Day of Performance Period:
January 1, 2008	December 31, 2012

Notwithstanding the foregoing, if the Participant’s Date of Termination occurs by reason of the Participant’s death or if the Participant becomes Permanently Disabled prior to the end of the Performance Period determined in accordance with the foregoing schedule, the last day of the Performance Period will instead be the last day of the calendar quarter coincident with or immediately preceding the date of death or Permanent Disability, as applicable (or, if the death or Permanent Disability occurs during the first calendar quarter of the Performance Period, the last day of that calendar quarter).

2.  Amount of Payment.  The Award Payments will be subject to paragraph 3 and to the following:

(a)                                 The Award Payment will equal the sum of the amounts described in paragraph (i) below and paragraph (ii) below:

(i)  The product of (A) 50% of the Principal Amount, multiplied by (B) a fraction, converted to an equivalent percentage, the numerator of which is the Company’s per-share Modified Adjusted Book Value as of the last day of the Performance Period and the denominator of which is the Company’s per-share Modified Adjusted Book Value as of the first day of the Performance Period.

(ii)  The product of (A) 50% of the Principal Amount, multiplied by (B) a percentage equal to 100% plus (or minus if negative) of the Company’s Operating Return on Equity for the Performance Period.

(b)                                 U.S. Internal Revenue Code section 162(m) limits the Company’s tax deduction for compensation paid to officers (not more than five) listed in the Company’s proxy statement.  If the Participant’s compensation would be subject to this limit, the Participant’s Award Payment will be subject to the requirements of the performance based compensation exception to the limit.  Accordingly, if the Participant’s Award would be subject to the limit for any taxable year of the Company (determined as if the following limit did apply, and also as if it did not apply), then, for such Award, the amount determined under both paragraph (a)(i) above and paragraph (a)(ii) above will be zero if both of the following are true:

(i)  the percentage described in paragraph (a)(i) for the Performance Period is less than 100%; and

(ii)  the percentage described in paragraph (a)(ii) above for the Performance Period is less than the sum of: (A) 100% plus (B) the product of 3% multiplied by the number of years and fractional years in the Performance Period.

3.  Vesting and Forfeitures.  Vesting of the Award Payment is subject to the following:

(a)                                 If, in accordance with the following provisions of this paragraph 3, the Participant is vested in the Award Payment for the Performance Period, the Award Payment (if any) will be due on the Payment Date as described in paragraph 4, subject to the terms of the Plan and these Award Terms.  If the Participant is not vested in the Award for the Performance Period, the Participant will forfeit the Award.

(b)                                 If the Participant’s Date of Termination does not occur before the last day of the Performance Period, the Participant will be vested in the Award Payment.  If the Participant’s Date of Termination occurs before the last day of the Performance Period, the Participant’s will not be vested in the Award Payment.

(c)                                 Notwithstanding the foregoing provisions of this paragraph 3, the Participant will become vested in the Award Payment on the Date of Termination that occurs before the last day of the Performance Period if the Date of Termination occurs by reason of the Participant’s death or Disability; provided that, notwithstanding the foregoing provisions of this sentence, the Participant will become vested in the Award Payment upon becoming Permanently Disabled if the Permanent Disability occurs before the Date of Termination and before the last day of the Performance Period.

4.  Payment Date.

(a)                                 Except as otherwise provided in this paragraph 4, the Participant’s Award Payment will be due on the last day of the Performance Period (the “Payment Date”).  If the Participant’s Date of Termination occurs by reason of the Participant’s death or if the Participant becomes Permanently Disabled prior to the end of the Performance Period, the Payment Date will be the date of death or Permanent Disability, as applicable.

(b)                                The Award will be paid to the Participant in a cash lump sum in US dollars.  Payment will be due on the Payment Date, and will be paid no later than the 15th day of the third month following the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture (as determined in accordance with Treas. Reg. §1.409A-1(b)(4)).

(c)                                 Notwithstanding the foregoing, except in the case of the Performance Period ending by reason of the Participant’s death or Permanent Disability, no payment will be made unless, on or before the date of payment, the Committee has certified that the performance goals for the Performance Period and any other material provisions of the Award Terms have in fact been satisfied.

5.  Applicable Plans.  The Award Payments described in the Award Letter are granted under and pursuant to the terms of the Plan and Section 4 (relating to Cash Incentive Awards) of the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “LTIP”) and are intended to constitute performance-based compensation as that term is used in the LTIP and section 162(m) of the Code.  In no event may the amount payable under these Award Terms, when added to any other amounts payable under Section 4 of the LTIP to the Participant that are intended to constitute “performance-based compensation” as that term is used in the LTIP and section 162(m) of the Code, exceed the limit imposed by Section 5.2(e)(v) of the LTIP for the applicable performance period.  The terms of this Agreement shall be subject to the terms of the LTIP and the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the LTIP and the Plan.

6.  Definitions.  For purposes of these Award Terms, the definitions set forth in this paragraph 6 or elsewhere in these Award Terms shall apply.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan or LTIP is similarly used in these Award Terms.

(a)                                 Date of Termination.  A Participant’s “Date of Termination” means the first day on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant continues to be or becomes a Director; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Date of Termination.

(b)                                Director.  The term “Director” means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.

(c)                                Disabled.  The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 180 days.  The Participant shall be considered to be Permanently Disabled if he would be treated as “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).

(d)                                Modified Adjusted Book Value.  The “Modified Adjusted Book Value” of the Company as of any date shall equal the book value of the Company, derived by determining shareholders’ equity, and by then adding the after-tax value of the financial guaranty and mortgage guaranty net unearned premium reserves less deferred acquisition costs, plus the present value of estimated net future installment premiums (as reported in the Company’s quarterly Financial Supplement), excluding the effects of Accumulated Other Comprehensive Income (AOCI) and the effects of unrealized gains and losses on derivative financial instruments (FAS 133).  In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may further adjust the calculation of the Company’s Modified Adjusted Book Value as the Committee deems necessary or desirable in order to preserve the benefits or potential benefits of the Performance Retention Awards granted under the Plan, provided that such adjustment may not adversely affect the treatment of the Award as performance-based compensation exempt from Code section 162(m).

(e)                                Operating Return on Equity.  The “Operating Return on Equity” of the Company as of any date shall equal the Company’s operating income as a percentage of average shareholders’ equity, excluding accumulated other comprehensive income and after-tax unrealized gains (losses) on derivative financial instruments.  Operating income is defined as net income (loss) excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.  In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may further adjust the calculation of the Company’s Operating Return on Equity as the Committee deems necessary or desirable in order to preserve the benefits or potential benefits of the Performance Retention Awards granted under the Plan, provided that such adjustment may not adversely affect the treatment of the Award as performance-based compensation exempt from Code section 162(m).

(f)                                   Performance Period.  The “Performance Period” will be determined in accordance with paragraph 1.

(g)                                Plan.  “Plan” means the Assured Guaranty Ltd. Performance Retention Plan.

(h)                               Principal Amount.  The “Principal Amount” with respect to the Participant will be the Principal Amount as stated in the Award Letter.